LEASE AGREEMENT BETWEEN
SCHRANKLER and LGM

This Lease Agreement ("*Agreement*") is made as of the 8th day of March, 2018 (the "*Effective Date*") between **Janet E. Schrankler,** individually and acting as authorized **Trustee of the Schrankler Family Revocable Trust**, a Trust under the laws of Minnesota, whose address is 2350 Apache Street, Mendota Heights, Minnesota 55120 (hereinafter collectively called "**Schrankler**"), and **Lander Gold Mines, Inc.**, a Private Wyoming Corp. (hereinafter called "**LGM**") and a wholly owned subsidiary of **Mineral Mountain Mining & Milling Company**.

1. **Purpose.**

The ***Purpose*** of this ***Agreement*** is to afford **LGM** the reasonable opportunity to enter onto certain lode-mining claims and patents ("***Claims***") owned or controlled by **Schrankler** and located in the State of Wyoming, all as more particularly identified on Exhibit A, to explore the same and, if warranted, to mine valuable minerals found thereon. The area within five (5) miles of the outer perimeter of the ***Claims***, as described in Exhibit A, shall be the "***Area of Interest.***" All interests that **LGM** or **Schrankler** possesses or acquires, during the ***Term*** of this ***Agreement*** within the ***Area of Interest*** pursuant to the terms of section 5(d) hereof, together with the ***Claims***, shall be the ***"Subject Property"***. This ***Agreement*** shall be deemed a lease, and all payments made hereunder, shall be deemed rental payments.

2. **Term.**

The initial ***Term*** of this ***Agreement*** shall be for five (5) years, and the lease provided for herein shall be for so long thereafter as royalties are payable to **Schrankler** hereunder in respect of the ***Claims***; provided, however, **LGM** may terminate this ***Agreement*** at any time by tendering the interests it holds in the ***Claims*** to **Schrankler** on the terms and conditions hereinafter set forth.

3. **Representations/Warranties.**

a) **LGM** represents to **Schrankler** that:

i) It is a corporation duly incorporated and in good standing in its place of incorporation and qualified to do business in the State of Wyoming;

ii) All corporate and other actions required to enter into and perform this ***Agreement*** have been properly taken;

iii) It is not in breach or violation of any other agreement or obligation by entering into or performing this ***Agreement*** or any transaction contemplated by this ***Agreement***;

iv) This ***Agreement*** has been duly executed and delivered;

v) This ***Agreement*** is a legal, valid and binding obligation enforceable in accordance with its terms; and

vi) It has no knowledge of any actual, pending or threatened suits, actions, prosecutions, investigations or proceedings that relate to or would have an adverse effect on the ***Claims***.

b) **Schrankler** represents and warrants that as of the ***Effective Date***:

i) To the best of their knowledge they are in exclusive possession of, and are the recorded and beneficial owner of, a 100% interest in and has good and marketable title to the ***Claims*** and all rights to the ***LGM Products*** thereon or therein, free and clear of all mortgages, liens, charges, pledges, security interests, prior claims or adverse claims whatsoever (attached hereto as Exhibit B is a Quitclaim Deed evidencing **Schrankler** securing their 100% interest in the ***Claims*** property); the ***Claims*** have been properly located and monumented; location and any required validation work has been properly performed; location notices and certificates have been properly and timely recorded or filed; all filings required to maintain the ***Claims*** in good standing, including evidence of location and assessment work, or the equivalent thereof, under applicable law have been properly made; all assessment work required to hold the ***Claims*** has been properly performed (or deferred or excused) through the assessment year ending at noon September 1, 2018; and all required affidavits of assessment work have been properly and timely filed.

ii) The ***Claims*** are not subject to any royalties other than royalties payable to **Schrankler**.

iii) All payments to the Federal and State Government that are required to be paid to hold the ***Claims*** in good standing through noon September 1, 2018 have been paid in a timely manner and any documents that are required to evidence the foregoing have been properly and timely recorded in the appropriate offices. They are not in breach or violation of any other agreement or obligation by entering into or performing this ***Agreement*** or any transaction contemplated by this ***Agreement***;

iv) This ***Agreement*** has been duly executed and delivered;

v) This ***Agreement*** is a legal, valid and binding obligation enforceable in accordance with its terms;

vi) They have no knowledge of any actual, pending or threatened suits, actions, prosecutions, investigations or proceedings, that relate to or would have an adverse effect on the ***Claims***;

vii) They have no knowledge regarding third party interests or claims of interest in the ***Claims***;

viii) They have no knowledge of any toxic or hazardous substances (other than naturally occurring) on, in, or under the ***Claims***;

ix) They have no notice or knowledge of any release or discharge of any toxic or hazardous substance (other than naturally occurring) from the ***Claims*** at any time or times;

x) They have no notice or knowledge of any investigation or proceeding by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the ***Claims*** under any law or regulation dealing with the control of toxic or hazardous materials;

xi) They have no knowledge of any conditions existing on or in respect of the ***Claims*** which could give rise to a remediation order or otherwise subject either Party to liability for cleanup or remediation of the environment or for damage to natural resources;

xii) All of their activities on or in relation to the ***Claims*** have been and will be carried out in compliance with all applicable laws, regulations and permits, including those intended to protect the environment; and

xiii) **Schrankler** has the authority to enter into this ***Agreement*** individually and on behalf of the Trust, the Trustees, beneficiaries of the Trust and their past, present and future heirs, assigns, affiliates, members, managers, partners, predecessors, representatives, successors, controlling persons, agents, and any and all persons, firms or entities having any interest in or connection with the ***Claims***, or which were, are now or may hereinafter be affiliated with the ***Claims***, and this ***Agreement*** is a legal, valid and binding obligation and is enforceable in accordance with its terms on all such persons, firms or entities.

c) A breach of any one or more of the representations and warranties in this ***Agreement*** may be waived by the Party in whose favor they are given in whole or in part at any time without prejudice to that Party's rights in respect of any other breach of the same or any other representation or warranty.

d) The representations and warranties set forth in this Section shall survive the termination of this ***Agreement***.

e) Following execution of this ***Agreement***, **Schrankler** shall provide **LGM** with a copy of all documents, data, and information in their possession or control related to title to the ***Subject Property*** and any engineering, analytical, geologic and factual data, including exploration, assay results, sampling, testing or drilling hole log results and drill hole locations conducted thereon.

4. **Indemnification.**

a) Each Party hereto shall defend, indemnify, and hold the other, its directors, officers, employees and agents and those of its ***Affiliates*** harmless from all costs, liability, loss, damage, claim, expense or contribution, including reasonable attorneys' fees, arising out of or related to any breach of any representation contained in this ***Agreement***; provided, however, that **LGM** shall not have any liability or obligation of any kind to the other for the reclamation or remediation of any environmental or other condition on or relating to the ***Subject Property*** arising from or related to any exploration, mining activities or other activity or use of the ***Subject Property*** prior to the ***Effective Date***.

b) **LGM** shall assume all risk of loss, death, or injury to property or person, which may arise out of or in connection with any accident that may occur on the ***Subject Property*** after the ***Effective Date***. **LGM** shall indemnify, defend and save harmless **Schrankler**, their employees and agents:

i) From all claims, demands, suits, judgments, costs, and expenses on account of any loss or injury, except to the extent that such loss or injury: (1) was caused by the negligent conduct of **Schrankler**, their agents, representatives or employees; or (2) are the result of **Schrankler's**, their agents', representatives' or employees' operations, actions or omissions on the ***Subject Property***; or (3) are the result of pre-existing latent conditions on the ***Claims***; and

ii) From any liability arising from requirements, levies or fines of any type by any local, state or federal governmental bodies which are incurred by **LGM** as a result of **LGM's** operations, actions or omissions on the ***Subject Property***, including any violation by **LGM** of applicable provisions of federal, state or local law intended to protect the environment.

c) **Schrankler** shall indemnify, defend and save harmless **LGM**, its directors, officers, employees and agents, and those of its ***Affiliates***, from all claims, demands, suits, judgments, costs and expenses on account of any loss or injury to the extent that such loss or injury was caused by the negligent conduct of **Schrankler**, their agents, representatives or employees, or are the result of **Schrankler's**, their agents', representatives' or employees' operations, actions or omissions on the ***Subject Property***, or are the result of pre-existing latent conditions on the ***Claims***.

d) "***Affiliate***" shall mean any person, partnership, joint venture, corporation or other form of enterprise that directly or indirectly controls, or is controlled by, or is under common control with, a Party to this ***Agreement***. For the purposes of this paragraph, "control" shall mean possession, directly or indirectly, of

the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

5. **Right to Mine**

a) **Schrankler** hereby further grants **LGM:**

i) the exclusive, complete and unrestricted right to enter, occupy, use, prospect, drill, sample, tunnel, evaluate, and control the ***Subject Property*** in accordance with the ***Purpose*** of this ***Agreement***, together with the right to explore for, develop, mine (by open pit, strip, underground, solution mining or any other method, including, but without limitation any method hereafter developed), extract, mill, store, process, remove and market from the ***Claims*** all ***LGM Products***;

ii) the right to place thereon, construct, use and remove such structures, facilities, equipment, roadways, haulageways and such other improvements as **LGM** may deem necessary, useful or convenient in conducting its operations when or where in **LGM's** sole judgment it is reasonably useful or necessary to do so;

iii) the right to use and consume, for stockpiles, waste dumps, rock or ore in connection with exploration, evaluation and development, so much of the ***Subject Property*** as may be reasonably necessary, useful or convenient for the full enjoyment of the rights herein granted; and

iv) the right to exercise all other rights that are incidental to or customarily associated with any or all of the rights granted expressly or implicitly to **LGM** in this ***Agreement***.

b) **Schrankler** hereby further grants to **LGM** the exclusive right to use structures, facilities, equipment, non-public roadways, haulageways and all other appurtenances installed on the ***Subject Property*** by **LGM** for the additional purposes of exploring for, developing, mining, producing, removing, treating or transporting ***LGM Products*** from adjoining or nearby property including, without limitation, property located outside the ***Area of Interest*** owned or controlled by **LGM** or **Schrankler,** and the right to mine and remove ***LGM Products*** from the ***Subject Property*** through or by means of shafts, openings or by pits that may be made in or upon adjoining or nearby property.

c) After ***LGM Products*** have been sampled and weighed or measured by volumetric survey, truck factors or any other industry-wide standard manner as will permit the computations of royalty to be made hereunder, **LGM** may mix the same with ores, materials or products from lands other than the ***Subject Property***.

d) **LGM's** operations hereunder, together with its operations on such adjoining or nearby properties may be conducted as a single mining operation, to the same extent as if the ***Subject Property*** and all such other properties constituted a single tract of land.

e) **Schrankler** further grants to **LGM** the right, at any time during the ***Term*** of this ***Agreement***, to stockpile ***LGM Products*** on the ***Subject Property***. The stockpiling of ***LGM Products*** on the ***Subject Property*** shall not be deemed a removal or shipment thereof requiring payment of royalty thereon. **LGM** shall have the right to stockpile ***LGM Products*** off the ***Subject Property***; provided, however, that upon termination of this ***Agreement*** **LGM** shall, at its option do one of the following:

i) Return such stockpiled ***LGM Products*** to the ***Subject Property***,

ii) Pay **Schrankler** the royalty due on such stockpiled ***LGM Products*** pursuant to Section 6 of this ***Agreement***; or

iii) Convey to **Schrankler** title to such stockpiled ***LGM Products*** and the lands on which they are stockpiled sufficient to permit **Schrankler** to leave such stockpiled ***LGM Products*** thereon thereafter.

LGM shall have no right to stockpile ***LGM Products*** off the ***Subject Property*** except as provided in this Section.

f) Waste, overburden, surface stripping, and tailings derived from the ***Subject Property*** may be deposited on or off the ***Subject Property*** by **LGM**. If such waste, overburden, surface stripping, or tailings are deposited off the ***Subject Property*** they shall be so deposited only under conditions that shall give rise to no liability to **Schrankler**.

g) Subject to approval by the State of Wyoming, **LGM** shall have the right, but not the obligation, to sell such waste, overburden, surface stripping, or tailings derived from the ***Subject Property***. If such waste, overburden, surface stripping, or tailings are sold by **LGM**, **LGM** shall pay **Schrankler** a production royalty pursuant to Section 6 of this ***Agreement***.

6. **Production Royalty.** Notwithstanding anything else contained herein, **LGM** shall pay to **Schrankler** a production royalty equal of the ***Net Smelter Returns*** (as herein defined) derived by **LGM** from operations conducted on the ***Claims*** property. The percentage of the production royalty paid to **Schrankler** shall be as follows:

If the Monthly Average Price per Troy Ounce of Gold is over $1,500, the Net Smelter Return Royalty paid to **Schrankler** shall be 3.5% of ***Net Smelter Returns.***

If the Monthly Average Price per Troy Ounce of Gold is greater than $1,400 but less than $1,500, the Net Smelter Return Royalty paid to **Schrankler** shall be 3.0% of ***Net Smelter Returns.***

If the Monthly Average Price per Troy Ounce of Gold is greater than $1,300 but less than $1,400, the Net Smelter Return Royalty paid to **Schrankler** shall be 2.5% of ***Net Smelter Returns.***

If the Monthly Average Price per Troy Ounce of Gold is $1,300 or less, the Net Smelter Return Royalty paid to **Schrankler** shall be 2.0% of ***Net Smelter Returns.***

a) "***Net Smelter Returns***" shall mean the ***Fair Market Value*** of ***LGM Products***, less, but only to the extent actually incurred or paid by **LGM**, the following (and only the following), without duplication:

 i) Custom smelting costs, treatment, charges and penalties including penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market; provided, however, in the case of leaching operations, all processing and recovery costs incurred beyond the point at which the metal being treated is in solution shall be considered as treatment charges;

 ii) Costs of transporting mineral product from the concentrator to a smelter or other place of treatment; and

 iii) Production taxes, sales taxes, and severance taxes.

 iv) "***Fair Market Value***" of ***LGM Products*** shall be determined on a unit basis as follows:

  a) Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five (5) business days prior to the deposit of the bullion into **Schrankler's** account at the refiner's place of business;

  b) Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harmon Noon Silver Quotation for the five (5) business days prior to the deposit of the bullion into **Schrankler's** account at the refiner's place of business;

  c) ***Base Metals*** shall be valued on the basis of the agreed, recognized published index value for the particular metal, such as "Metals Week." In the absence of such agreed index value, the ***Fair Market Value*** shall be the proceeds actually received by **LGM** during the calendar quarter from the sale of such refined or processed metals.

 v) "***Base Metals***" shall mean copper, lead, tin, zinc, and all other valuable, non-precious metals.

 vi) "***LGM Products***" shall mean all locatable LGM substances (whether metallic or non-metallic) occurring naturally on the ***Claims*** property.

vii) "***Fair Market Value***" of ***Other Products*** shall be determined on the basis of the amount actually received by **LGM** in an arm's length transaction; or, if not sold in an arm's length transaction, the amount that would have been received if sold in an arm's length transaction.

viii) "***Other Materials***" means all geothermal resources, sands, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells derived from the ***Claims*** property.

b) **LGM** shall cause to be disbursed to **Schrankler**, all royalties due from the disposition of ***LGM Products*** produced from the ***Claims*** property during the preceding quarter, not later than thirty (30) days following the end of each calendar quarter during the ***Term*** of this ***Agreement***.

i) With regard to ***LGM Products*** or ***Other Materials*** shipped to a smelter in an arm's length transaction, **LGM** shall direct the smelter to disburse directly to **Schrankler** the amount due.

ii) All disbursals provided for in this Section shall be accompanied by a report detailing how any royalty has been calculated.

iii) **Schrankler** shall have the right to challenge any such disbursal for a period of six months after receipt of the associated report; thereafter, if the disbursal is not challenged, it shall be deemed final for all purposes.

iv) **Schrankler** at any time may demand an audit of the books and records of **LGM** relevant to the calculation of such royalty, which audit shall be at **Schrankler's** sole expense unless the audit determines the amount paid **Schrankler** was more than ten percent (10%) less than the amount due under this ***Agreement***, in which case, the audit shall be at **LGM's** sole expense.

7. **<u>Rental Payments.</u>** In order to maintain its ***Lease,*** **LGM** hereby agrees to pay **Schrankler** the following ***Advanced Royalty Payments***, which amounts shall be credited to the production royalty payments owed in section 6 above:

i) Two Thousand Five Hundred Dollars ($2,500.00) upon execution of this ***Agreement***; and

ii) An additional Two Thousand Five Hundred Dollars ($2,500.00) on or before the first anniversary of the ***Effective Date*** of this ***Agreement***; and

iii) An additional Two Thousand Five Hundred Dollars ($2,500.00) on or before the second anniversary of the ***Effective Date*** of this ***Agreement***; and

iv) An additional Two Thousand Five Hundred Dollars ($2,500.00) on or before the third anniversary of the ***Effective Date*** of this ***Agreement***; and

v) An additional Two Thousand Five Hundred Dollars ($2,500.00) on or before the fourth anniversary of the ***Effective Date*** of this ***Agreement***; and

vi) An additional Two Thousand Five Hundred Dollars ($2,500.00) on or before each subsequent anniversary of the ***Effective Date*** of this ***Agreement*** for as long as this ***Agreement*** is in effect.

All ***Advanced Royalty Payments*** shall be credited to and recoverable by **LGM** from all production royalties accruing as production royalties to **Schrankler**. **LGM**'s right of recovery shall apply to the first production royalty and shall continue until LGM has recovered the full amount of all previously paid ***Advanced Royalty Payments.*** The failure of **LGM** to timely tender the sums provided for in this section, without grace, shall terminate this ***Lease***, subject to **LGM** having a thirty day period after each annual anniversary date to cure any late payment of ***Advanced Royalty Payments***.

8. **<u>Option to Terminate</u>**

a) **LGM** may elect at any time to terminate this ***Agreement*** and its performance hereunder by conveying all right, title, and interest it may have in the ***Claims*** to **Schrankler**.

i) The document by which **LGM** conveys its interests in the ***Claims*** to **Schrankler** shall provide for title, free and clear of any liens or other encumbrances created or arising as a result of **LGM's** possession and ownership of an interest in the ***Claims*** property.

ii) Except for those obligations which by their terms survive this ***Agreement*** and those obligations the due date or incurrence of which precede the actual date the deed is received by **Schrankler**, upon conveyance of **LGM's** interest in the ***Claims*** property to **Schrankler** pursuant to this Section, **LGM's** obligations under this ***Agreement*** shall terminate.

b) Upon conveyance of all of **LGM's** interest in the ***Claims*** to **Schrankler** pursuant to this Section, **LGM** shall have the right, at its own risk and expense, to remove from the ***Claims*** property or notify **Schrankler** of its intent to abandon, at any time within one year, all fixtures, personal property and improvements which **LGM** has erected or placed thereon; provided however, that to the extent that such personal property may include valuable ***Ores*** or ***LGM Products*** they shall not be removed until the royalties thereon provided for in this ***Agreement*** have been paid; and provided further, that any such fixtures, personal property (including waste products) and improvements abandoned or not removed following the first anniversary of the said

reconveyance may, at **Schrankler's** discretion, be retained by **Schrankler** as its own property or, if reasonable to do so, be promptly removed by **Schrankler** at **LGM's** expense; and provided further, that following said reconveyance or other permanent termination of operations by **LGM**, permanent structures including infrastructure may, at **Schrankler's** discretion, be retained by **Schrankler** as its own property.

c) **LGM**, at its own risk and expense, may post watchmen on the ***Subject Property*** during such one year period; provided, however, that nothing contained in this ***Agreement*** shall be construed to prevent **Schrankler** from assuming immediate possession and control of the ***Claims*** property for the purpose of conducting exploration and development activities thereon or conveying the ***Claims*** property to third parties so that they may conduct such activities. **LGM** shall make such reasonable accommodations with **Schrankler** concerning the location and relocation of personal property left on the ***Claims*** property, but not abandoned by **LGM**, so as not to interfere with the use of the ***Claims*** by **Schrankler** as set forth in this Section; provided however, that if **LGM** fails or refuses to relocate any such items within a reasonable time after notice to do so has been received by **LGM**, such personal property may be relocated by **Schrankler** at **LGM's** expense.

d) Upon conveyance of **LGM's** interest in the ***Claims*** to **Schrankler** as herein provided, all permanent structures on the ***Claims*** property used or constructed, and abandoned or not removed by **LGM**, will be left in a neat, clean, and safe condition and will become the sole property of **Schrankler**.

e) Prior to such conveyance, **LGM** will close all openings and shafts that it has constructed or used during the ***Term*** of this ***Agreement*** and fence off the same unless otherwise agreed in writing between the Parties. Failure of **LGM** to fulfill this obligation by the date of conveyance shall constitute authorization for **Schrankler** to do so at **LGM's** expense.

f) **Schrankler** acknowledges that on the date of termination of the ***Agreement***, the physical condition of the ***Claims*** property may be different than its physical condition on the ***Effective Date*** as a consequence the activities contemplated by this ***Agreement***.

g) **LGM** shall have no liability whatsoever to **Schrankler** arising out of the doctrine of waste or any like doctrine attributed to acts or omissions of **LGM** occurring during the period in which **LGM** occupies the ***Claims*** property, except to the extent that any of **LGM's** activities adversely affect the royalties provided for herein.

h) Following conveyance of the ***Claims*** to **Schrankler**, **LGM** shall promptly deliver to **Schrankler** a copy of all engineering, analytical, geologic and factual data obtained from the ***Claims*** property including assay results, drill hole logs and drill hole location maps which **LGM** has obtained or prepared

on the ***Claims*** property and which has not previously been delivered to **Schrankler**. **LGM** makes no representation or warranty as to the accuracy or utility of such data and shall have no liability of any kind for any use of or reliance thereon by **Schrankler**.

i) **LGM** agrees that it will not acquire, directly or indirectly, any interest within the ***Area of Interest*** at any time within three years after the termination of this ***Agreement***, except with the express written consent of **Schrankler.**

9. **Arbitration.** Except as otherwise provided in this ***Agreement***, any dispute arising out of this ***Agreement***, not resolved by the Parties within sixty (60) days from the date on which either Party notifies the other of such dispute, may be decided finally by arbitration before three arbitrators in Lander, Wyoming under the Commercial Arbitration Rules of the American Arbitration Association then in effect.

a) Such notice shall appoint a qualified arbitrator.

b) Within ten (10) days of the receipt of such notice, the other Party shall appoint a qualified arbitrator and the two arbitrators so named shall, within ten (10) days of the appointment of the second, appoint the third.

c) If the responding Party fails to appoint a qualified arbitrator within the specified period, the matter shall be deemed resolved against that Party.

d) If the two arbitrators so appointed cannot agree upon the third qualified arbitrator within the specified period, either Party may apply to have the third arbitrator designated by the Association.

e) Each arbitrator shall be an individual qualified by training or experience in the subject matter under dispute.

f) No discovery shall be available.

g) Each Party shall bear its own costs in the arbitration.

h) Each Party shall bear the costs of the arbitrator appointed by such Party and the costs of the third arbitrator shall be borne equally by each of the Parties.

i) The arbitrators shall enter their award within forty-five (45) days following the appointment of the third arbitrator.

j) The award shall be binding on each of the Parties and may be enforced in any court having jurisdiction over the person or property of any Party against which enforcement of the award is sought.

10. **Default.**

a) In the event of a material default by **LGM** under the provisions of this ***Agreement***, **Schrankler** shall have the right at any time to give written notice of the default to **LGM**.

i) **LGM** shall have thirty (30) days after the date such notice is received within which to cure the alleged default, or if due to the nature of the alleged default, completion of the cure within thirty (30) days is not reasonable, to commence and diligently pursue appropriate curative actions, or to contest the claim by submitting it to arbitration;

ii) If **LGM** fails to contest or cure the alleged default or commence and diligently pursue curative action within thirty (30) days after receipt of such notice, **Schrankler** may elect to terminate this ***Agreement***, in which case **LGM** shall promptly convey all of its right, title and interest in the ***Claims*** to **Schrankler**;

iii) If **LGM** contests the alleged default and is found by the arbitration panel to be in default, it shall cure the default or commence and diligently pursue curative action within thirty (30) days after the decision is rendered; or

iv) If **LGM** fails to complete curative action or commence and diligently pursue curative action within the said thirty (30) days, **Schrankler** may terminate this ***Agreement***, in which case **LGM** shall promptly convey all of its right, title and interest in the ***Claims*** to **Schrankler**.

b) Notwithstanding the foregoing, if the alleged default relates to **LGM's** failure i) to pay money when due, or ii) to maintain the ***Claims*** property in good standing, the only question which shall be laid before the arbitrators shall be how much money, if any, is due to **Schrankler.** If the arbitrators find that **LGM** is in default, **LGM** shall make the appropriate disbursal within twenty (20) business days after the decision.

c) Recovery of title pursuant to this Section, due to **LGM's** material default and failure to cure such default, may be in lieu of any other remedies that might otherwise be available to **Schrankler**.

11. **Operations.**

a) During the ***Term*** of this ***Agreement***, **LGM** will perform all acts and do all things consistent with the ***Purpose*** of this ***Agreement*** including:

i) Conducting all of its operations on the ***Claims*** property in a sound and miner-like manner.

ii) Maintaining adequate Workers' Compensation Insurance where required by law;

iii) When development work is commenced on the property, such as mapping, drilling and sampling, carrying general liability insurance in an amount not less than one million dollars ($1,000,000.00), and when production commences, carrying an additional three million dollars ($3,000,000) of general liability insurance as an umbrella;

iv) Naming **Schrankler** as an additional insured on such liability policies and providing **Schrankler** with proof of such insurance upon request;

v) Obtaining all licenses, permits and bonds required by law for the use of or operations on the ***Claims*** property; and

vi) Reclaiming the ***Claims*** property from the effects of **LGM's** activities to the extent required by applicable law.

b) **Schrankler** and its authorized agents shall, at **Schrankler's** sole risk and expense, have the right to inspect the ***Subject Property*** and such books and records relating to operations being conducted on the ***Subject Property*** wherever they may be found, for the purpose of confirming that **LGM** is complying with its obligations under this ***Agreement***. All such inspections shall be i) made upon reasonable prior notice to **LGM**, ii) conducted in a reasonable manner, conforming to such of **LGM's** rules and regulations as are generally applicable to **LGM's** employees, and iii) carried out in such a manner as not to interfere with **LGM's** operations.

12. **Maintenance; Modification of Form of *Claims*.**

a) **LGM** shall pay such fees and perform such acts and obligations and make such filings as may be required to maintain the ***Claims*** property in good standing in compliance with all applicable laws and regulations of the State of Wyoming and, upon the request of **Schrankler**, shall provide to **Schrankler** evidence of such payment and such acts, obligations and filings not later than each July 1 following the ***Effective Date***.

b) If **LGM** fails to pay any money when due to the State of Wyoming or to perform any required annual labor or file any required documents and, upon request, provide **Schrankler** with evidence thereof by each July 1 after the ***Effective Date***, **Schrankler** shall have the right i) to give **LGM** written notice of the alleged failure and, thereafter, and ii) to enter on the ***Claims*** property and make the required payments, perform the required annual labor, or file the required documents at **LGM's** expense.

c) **LGM** may amend or relocate the ***Claims*** that form part of the ***Subject Property*** or leases thereon as well as such prospecting sites or mining claims which it hereafter locates within the ***Area of Interest*** and locate any fractions resulting from such amendments or relocations in **LGM's** name. All rights so acquired by **LGM** shall be part of the ***Subject Property*** for all purposes of this ***Agreement***. In the event of the termination of this ***Agreement***, **LGM** shall

convey all of its right, title and interest in the ***Claims*** so obtained to **Schrankler**.

d) **Schrankler** agrees to cooperate with **LGM** and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable assistance as may be useful or necessary to permit **LGM** to comply with the provisions of this Section.

e) **Schrankler** agrees to pay all taxes from, levied or charged by Fremont County in connection with the ***Subject Property***.

13. **Operations Reports.**

a) **LGM** shall from time-to-time, but not less frequently than annually, give **Schrankler** a written report of its operations under this ***Agreement*** including copies of all geologic data, including interpretations thereof, not previously provided to **Schrankler**.

b) **Schrankler** agrees to treat all such reports and data as confidential trade secrets.

14. **Force Majeure; Delay.**

a) If **LGM** shall be prevented by *Force Majeure* from timely performance of any obligations, other than the obligation to pay money and the obligation to keep the ***Subject Property*** in good standing, arising under this ***Agreement***, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of the condition constituting *Force Majeure*. **LGM** shall promptly give **Schrankler** notice of commencement and termination of *Force Majeure*. **LGM** shall use reasonable diligence to remove *Force Majeure* but shall not be required to institute legal proceedings, settle any labor dispute or challenge the validity of any law, regulation, action or inaction of government.

b) "*Force Majeure*" means any cause beyond **LGM's** reasonable control, whether or not foreseeable, including law, regulation, action or inaction of government; inability to obtain in a timely manner and on terms reasonably acceptable to **LGM** any public or private license, permit or authorization which may be required for compliance with this ***Agreement*** or operations in connection with the ***Subject Property***, including removal and disposal of waters, wastes and tailings and reclamation; fire; explosion; inclement weather (by which is meant unusual weather conditions for the area); earthquake; flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

15. **Notices.** All payments, notices and other communications to either Party shall be in writing and delivered personally, sent by certified mail return receipt requested, sent by fax, sent by email, sent by courier or sent by any other means providing for receipt of the

communication in written form. Notices delivered personally, sent by certified mail, or sent by courier shall be effective on the next business day after the date of actual delivery. Notices sent by fax or email shall be effective on the next business day after the day of transmission; provided that the sending Party has received electronic confirmation of successful transmission. Until a change of address is given in accordance with the provisions of this Section, notices shall be addressed to **LGM** and **Schrankler**, respectively:

If to **LGM:**

Lander Gold Mines, Inc.
21 Wexford Circle
Hilton Head, S.C. 29928
Attn: Sheldon Karasik

Phone No.: (917) 587-8153
Email: sgklawfirm@gmail.com

If to **Schrankler**:

Janet E. Schrankler
2350 Apache Street
Mendota Heights, Minnesota 55120

Phone/Fax No: (651) 452-4263
Email: jntschrnklr@aol.com

16. **Assignment.** Either Party may assign its interest in this ***Agreement***

a) To an ***Affiliate***, in which case the assigning Party shall remain a guarantor of the ***Affiliate***'s performance under this ***Agreement***; or

b) To a person or entity that is not an ***Affiliate***, after obtaining the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld.

17. **Miscellaneous**

a) The Parties shall execute a memorandum of this ***Agreement*** in order to provide notice of it to third parties, which memorandum **LGM** may record.

b) This ***Agreement*** shall be governed by the laws of the State of Wyoming. **Schrankler** and **LGM** each hereby submit to the exclusive jurisdiction of the federal and state courts in that State.

c) All references to money refer to U. S. Dollars.

d) This ***Agreement*** contains the entire understanding between the Parties relating to its subject matter and supersedes any prior agreements, commitments,

representations, writings and discussions relating thereto, whether oral or written, express or implied.

e) This ***Agreement*** shall not be construed to contain any implied consideration, warranties, representations, or covenants, including any implied obligation of **LGM** to explore, mine or otherwise work the ***Subject Property***, beyond the specific undertakings set forth herein.

f) This ***Agreement*** is not intended to create a partnership or joint venture between the Parties.

g) The Parties agree that they will execute such further agreements, conveyances and assurances as the Parties may deem necessary to carry out the ***Purpose*** of this ***Agreement***.

h) This ***Agreement*** shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

i) Time is of the essence in this ***Agreement***.

j) The headings and subheadings set forth in this ***Agreement*** are for ease of reference only and are not intended to be used in construing the meaning of the provisions hereof.

k) This ***Agreement*** may be signed in counter-parts and shall be effective on the latter date signed.

In witness whereof, the Parties have executed this ***Agreement.***

JANET E. SCHRANKLER,

individually, and as authorized Trustee of the Schrankler Family Revocable Trust

By: ______________________________

Janet E. Schrankler

LANDER GOLD MINES, INC.

By: ______________________________

Sheldon Karasik
Title: President

By: Janet E. Schrankler
Janet E. Schrankler

LANDER GOLD MINES, INC.

By: ______________________
Sheldon Karasik
Title: President

STATE OF Mn)
) : SS.
COUNTY OF Dakota)

THIS IS TO CERTIFY that on this 8th day of March 2018, at Deerwood Bank, before me personally appeared Janet E. Schrankler, whom I know or who established her identity by satisfactory evidence; and who acknowledged to me that she executed the foregoing instrument and is authorized to so execute; that she knew the contents thereof; and that the same was the free and voluntary act of said corporation, by her performed.

WITNESS my hand and official seal the day, month, and year in this certificate first above written.

MELISSA S. STEIN
Notary Public-Minnesota
My Commission Expires Jan 31, 2020

Melissa S Stein
Notary Public for the State of Mn
My commission expires: Jan 31, 2020

STATE OF SOUTH CAROLINA)
) : SS.
COUNTY OF __________________)

THIS IS TO CERTIFY that on this 5th day of March 2018, at 2:56 p.m., before me personally appeared Sheldon Karasik, whom I know or who established his identity by satisfactory evidence; and he acknowledged to me that he executed the foregoing instrument for and on behalf of Lander Gold Mines, Inc. and is authorized to so execute; that he knew the contents thereof; and that the same was the free and voluntary act of said corporation, by him performed.

WITNESS my hand and official seal the day, month, and year in this certificate first above written.

[signature]
Notary Public for the State of South Carolina
My commission expires: 6/8/2028

BOUPHA FOGGO
Notary Public, State of South Carolina
My Commission Expires 6/8/2027

LEASE AGREEMENT BETWEEN
SCHRANKLER and LGM

EXHIBIT A

Schrankler Claims

Patented Mining Claims and Surveys located in Fremont County, Wyoming

Mineral Survey Number 68 consisting of the Helen G. (a/k/a Allen G.), Mill and Star Lode-mining claims, located in parts of Sections 5, Township 28 North, Range 98 West, 6th P.M., Overland Mining District, Mineral Certificate #26, containing 43.30 acres, together with all improvements machinery, tools, and equipment situate in Fremont County, Wyoming.

EXHIBIT B

QUITCLAIM DEED

Robert J. Ewers, Grantor, for Ten Dollars and other good and valuable consideration in hand paid, receipt of which is hereby acknowledged, convey and quitclaim the following described real estate to Cedric R. Schrankler and Janet E. Schrankler, Trustees of the Schrankler Family Revocable Trust of June, 4 2002, Grantee, of 2350 Apache Street, Mendota Heights, Minnesota 55120, hereby releasing and waiving all of Grantor's undivided one-third interest in and to the following described real property located in Fremont County, Wyoming:

> Ruby, Ruby #1, Ruby #2, Ruby #3, Ruby #4 Lode-mining claims designated by the Surveyor General as Survey #505, embracing a portion of Section 22 and 27, Township 29 North, Range 98 West, of the 6th Principal Meridian, in the Lewiston Mining District, U.S. Patent Lander 08160, consisting of 103.009 acres.

> Mill, Helen G. (a/k/a Allen G.) and Star Lode-mining claims, designated by the Surveyor General as lots 68, embracing a portion of Section 5, Township 28 North, Range 98 West, 6th P.M., Overland Mining District, Mineral Certificate #26, containing 43.30 acres, together with all improvements, machinery, tools, and equipment situate in the County of Fremont, State of Wyoming.

WITNESS our hands this 8 day of January, ~~2017~~ 2018

Robert J. Ewers

STATE OF Washington)
) ss.
COUNTY OF San Juan)

The foregoing instrument was acknowledged before me by Robert J. Ewers, this 8TH day of January, 201~~7~~ ~~8~~ 2018

WITNESS my hand and official seal.

2018-1400732
02/06/2018 04:15:17 PM Page: 1 of 2
MINING QCD $15.00 Western Law Associates Pc
Julie A Freese, Fremont County Clerk

Notary Public

My Commission Expires: 11/28/20

BRUCE J MARTIN
NOTARY PUBLIC
STATE OF WASHINGTON
COMMISSION EXPIRES
NOVEMBER 28, 2020